Xenetic Biosciences Announces Reverse Stock Split in Preparation for Proposed Uplisting to Nasdaq Capital Market

LEXINGTON, MA – (June 1, 2016) – Xenetic Biosciences, Inc. (OTCQB: XBIO) (“Xenetic” or “the Company”), a biopharmaceutical company developing next-generation biologic drugs and novel orphan oncology therapeutics, today announced that its Board of Directors has approved a proportional 1-for-33 reduction and reverse stock split of its issued and outstanding common stock in preparation for its planned uplisting to the NASDAQ Capital Market (“NASDAQ”). The Company anticipates the reverse stock split to become effective and its common stock to begin trading on a post-split basis at the open of trading on Wednesday June 1, 2016, contingent upon final approval from the Financial Industry Regulatory Authority (FINRA).

The reverse stock split is intended to fulfill the stock price requirements for listing on NASDAQ since the requirements include that the Company’s common stock must maintain a minimum closing price for 30 of 60 trading days.

“The reverse split is another fundamental step in our strategy in preparation for our planned uplisting to NASDAQ,” said M. Scott Maguire, Chief Executive Officer. “In addition to unlocking the tremendous potential that exists within our deep pipeline, a NASDAQ listing has been an important stated goal of Xenetic for 2016. Importantly, we expect the NASDAQ listing will enable us to attract a broader range of investors and to increase share liquidity, critical elements that we expect will propel the company forward as we advance to our next stage of growth. The Board is unanimously pleased to be taking these final steps necessary to effect one of our near-term, transformational corporate goals.”

At the effective time of the reverse stock split, every 33 shares of issued and outstanding common stock will be converted into one newly issued share of common stock. Similarly, shares issuable pursuant to outstanding options, warrants and other derivatives will automatically be reduced in the same ratio as the reduction in the outstanding shares. The per share exercise price of those options and warrants will also be increased in direct proportion to the reverse stock split ratio as will be the case of the price of the stock on the OTC markets. As a result, the aggregate dollar amount payable for the purchase of the shares subject to the options and warrants will remain unchanged. Any fractional shares resulting from the reverse stock split will be round up to the nearest whole share, and a new CUSIP will be assigned to the Company’s common stock.

Shareholders of record are not required to send in their current stock certificates or evidence of book-entry or other electronic positions for exchange. After the reverse stock split is effective, each stock certificate and book entry or other electronic position representing issued and outstanding shares of the company's common stock will be automatically adjusted. Shareholders should direct any questions concerning the reverse split to their broker or the company’s transfer agent Empire Stock Transfer.

Please note that there can be no assurance that the Company’s application for listing to the NASDAQ stock exchange will be accepted.

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About Xenetic Biosciences

Xenetic Biosciences, Inc. is a biopharmaceutical company developing next-generation biologic drugs and novel oncology therapeutics. Xenetic's proprietary drug technology platforms include PolyXen®, designed to develop next generation biologic drugs by extending the efficacy, safety and half-life of biologic drugs.

Xenetic's lead product candidates include ErepoXen™, a polysialylated form of erythropoietin (EPO) for the treatment of anemia in pre-dialysis patients with chronic kidney disease, and FDA orphan designated oncology therapeutics Virexxa® and Oncohist™ for the treatment of progesterone receptor negative endometrial cancer and refractory Acute Myeloid Leukemia.

Xenetic is also working together with Baxalta Incorporated (formerly Baxter Healthcare) to develop a novel series of polysialylated blood coagulation factors, including a next generation Factor VIII. This collaboration relies on Xenetic's PolyXen technology to conjugate PSA to therapeutic blood-clotting factors, with the goal of improving the pharmacokinetic profile and extending the active life of these biologic molecules. Baxalta is one of the Company's largest shareholders having invested $10M in the common stock of the Company during 2014. The agreement is an exclusive research, development and license agreement which grants Baxalta a worldwide, exclusive, royalty-bearing license to Xenetic's PSA patented and proprietary technology in combination with Baxalta's proprietary molecules designed for the treatment of blood and bleeding disorders. Under the agreement, Xenetic may receive regulatory and sales target payments for total potential milestone receipts of up to $100 million plus royalties on sales.

Xenetic is also developing a broad pipeline of clinical candidates for next generation biologics and novel oncology therapeutics in a number of orphan disease indications. For more information, please visit the company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, Facebook and Google+.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including statements regarding expected benefits of NGS cancer panels, the ability to accurately determine the heritable factors increasing the risk of cancer, permitting tailored treatment, screening and prevention of cancer in patients, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as the risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact:

Jenene Thomas Communications, LLC.

Jenene Thomas

(908) 938-1475

jenene@jenenethomascommunications.com

Source: Xenetic Biosciences, Inc.

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